UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) October 14, 2010

AMERICAN LORAIN CORPORATION
(Exact Name of Registrant as Specified in Charter)

Nevada	001-34449	87-0430320
(State or other jurisdiction of	(Commission file number)	(I.R.S. employer
incorporation)		identification no.)

Beihuan Road
Junan County
Shandong, China 276600
(Address of Principal Executive Offices)
(Zip Code)

(86) 539-7318818
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.02. Termination of a Material Definitive Agreement

As described in Item 5.02 below, on October 14, 2010, Mr. Alan Jin announced his resignation from his employment arrangement with American Lorain Corporation, terminating his employment agreement dated September 22, 2008. The information set forth below in Item 5.02 is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 14, 2010, Mr. Alan Jin, Chief Financial Officer, informed the Board of Directors of American Lorain Corporation (the “Company”) that he would resign as the Chief Financial Officer, effective on that date, and the Board of Directors has accepted his resignation. There was no disagreement between Mr. Jin and the Company which led to his resignation.

To fill the vacant position, on October 14, 2010, Ms. Lin Fu, age 38 years, was appointed by the Board of Directors as the new interim Chief Financial Officer, effective on that date.

Ms. Lin Fu is being hired on an interim basis until a suitable permanent Chief Financial Officer can be engaged. During her term as the interim Chief Financial Officer, Ms. Fu will receive a salary of $22,740 per year.

Since 1996, Ms. Fu has been employed by the Company and has served in various positions in finance and accounting during that time. Since 2007, Ms. Fu has been serving as the Chief Accountant for the Company. During her time as interim CFO, Ms. Fu will continue to perform her duties as Chief Accountant. Ms. Fu received her undergraduate degree from Shandong University of Finance.

There are no arrangements or understandings between Ms. Fu and any other person pursuant to which she was selected as the interim Chief Financial Officer. Ms. Fu does not have any family relationship with any other director or officer of the Company. Ms. Fu has not held any directorship positions with a public company in the past five years. The Company is not aware of any transaction involving Ms. Fu requiring disclosure under Item 404(a) of Regulation S−K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 20, 2010

AMERICAN LORAIN CORPORATION

By:  /s/ Si Chen
Name: Si Chen
Title: Chief Executive Officer